Exhibit 99.1

Orbitz Worldwide, Inc. Reports Third Quarter 2014 Results

Chicago, November 6, 2014 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the third quarter and nine months ended September 30, 2014.

•	Room nights increased 19 percent year-over-year in the third quarter 2014.

•	Net revenue increased 15 percent year-over-year to $253.1 million in the third quarter 2014.

•	Net income was $9.0 million in the third quarter 2014.

•	Adjusted EBITDA was $46.8 million in the third quarter 2014.

(in thousands, except	Three Months Ended September 30,			Nine Months Ended September 30,
per share data)	2014	2013	Change (a)	2014	2013	Change (a)

Hotel room night growth (b)	19%	22%		17%	19%
Gross bookings	$3,149,794	$2,771,393	14%	$9,690,006	$8,958,862	8%
Net revenue	$253,135	$220,919	15%	$711,443	$649,577	10%
Net revenue margin (c)	8.0%	8.0%	0.0 ppt	7.3%	7.3%	0.0 ppt
Net income	$9,037	$12,982	(30)%	$9,984	$159,743	(94)%
Basic EPS	$0.08	$0.12	(33)%	$0.09	$1.49	(94)%
Diluted EPS	$0.08	$0.11	(27)%	$0.09	$1.41	(94)%

Operating cash flow	($14,310)	($28,011)	49%	$191,814	$178,126	8%
Capital spending	$16,520	$11,593	42%	$37,688	$29,550	28%

EBITDA (d)	$40,288	$40,579	(1)%	$101,335	$70,685	43%
Adjustments	$6,499	$4,480	45%	$18,933	$38,902	(51)%
Adjusted EBITDA (d)	$46,787	$45,059	4%	$120,268	$109,587	10%

** Not meaningful.

(a)	Percentages are calculated on unrounded numbers.

(b)	Represents year-over-year growth in stayed hotel room nights. Includes both standalone hotel room nights and hotel room nights included in vacation packages.

(c)	Represents net revenue as a percentage of gross bookings.

(d)
Non-GAAP financial measures. Definitions of EBITDA and Adjusted EBITDA and a reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measure are contained in Appendix A.

Third Quarter 2014 Financial Results

Gross Bookings and Net Revenue
Gross bookings increased 14 percent year-over-year to $3.1 billion in the third quarter 2014. This increase was driven by higher hotel, car, air and vacation package transaction volume and higher average booking values per hotel, vacation package and air transaction.

Net revenue increased 15 percent year-over-year to $253.1 million in the third quarter 2014. This increase was driven by higher hotel, air, vacation package and car transaction volume and higher net revenue per hotel transaction partially offset by lower net revenue per air and vacation package transaction. The acquisition of certain assets and contracts from the Travelocity Partner Network ("TPN") on February 28, 2014, contributed approximately 8 percentage points to year-over-year net revenue growth for the third quarter 2014.

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2014	2013	Change	2014	2013	Change

Net Revenue
Standalone Hotel	$104,919	$83,349	26%	$262,410	$224,461	17%
Standalone Air	62,765	59,455	6%	203,997	196,170	4%
Vacation Package	39,361	37,344	5%	115,626	107,684	7%
Advertising and Media	14,461	13,840	4%	44,228	42,426	4%
Other	31,629	26,931	17%	85,182	78,836	8%
Total Net Revenue	$253,135	$220,919	15%	$711,443	$649,577	10%

Domestic	$187,480	$159,718	17%	$524,388	$474,489	11%
International	65,655	61,201	7%	187,055	175,088	7%
Total Net Revenue	$253,135	$220,919	15%	$711,443	$649,577	10%

•
Standalone hotel net revenue was $104.9 million in the third quarter 2014, up 26 percent year-over-year. This increase was due to higher transaction volume and higher net revenue per transaction. The TPN acquisition contributed approximately 11 percentage points to year-over-year standalone hotel net revenue growth for the third quarter 2014. Standalone hotel net revenue represented 41 percent of total third quarter net revenue, up from 38 percent in the third quarter 2013.

•
Standalone air net revenue was $62.8 million in the third quarter 2014, up 6 percent year-over-year. This increase was due to higher transaction volume offset by lower net revenue per transaction. The TPN acquisition contributed approximately 11 percentage points to year-over-year standalone air net revenue growth for the third quarter 2014. Standalone air net revenue represented 25 percent of total third quarter net revenue, down from 27 percent in the third quarter 2013.

•
Vacation package net revenue was $39.4 million in the third quarter 2014, up 5 percent year-over-year. This increase was driven by higher transaction volume offset by lower net revenue per transaction. Vacation package net revenue represented 16 percent of total third quarter net revenue, down from 17 percent in the third quarter 2013.

•
Advertising and media net revenue was $14.5 million in the third quarter 2014, up 4 percent year-over-year. Advertising and media net revenue represented 6 percent of total third quarter net revenue in both 2014 and 2013.

•
Other net revenue was $31.6 million in the third quarter 2014, up 17 % year-over-year. This increase was primarily due to higher car revenue, which was up 25% year-over-year. Other net revenue represented represented 12 percent of total third quarter net revenue in both 2014 and 2013.

In order to provide a more comparable view of the company's operating performance across periods, Appendix A to this release adjusts gross bookings and net revenue for currency impacts. The company has also included a schedule of trended operating metrics in Appendix B to this release.

Operating Expenses

Cost of revenue
Cost of revenue is comprised primarily of costs to operate customer service call centers, credit card and other payment processing fees, and other costs, which include customer refunds, fraud and other charge-backs, and connectivity and other processing costs.

	Three Months Ended September 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Customer service costs	$20,634	$14,713	$5,921	40%
Credit card processing fees	18,266	15,418	2,848	18%
Other	10,730	9,020	1,710	19%
Total cost of revenue	$49,630	$39,151	$10,479	27%
% of net revenue	19.6%	17.7%

Cost of revenue as a percent of net revenue for the third quarter 2014 increased 188 basis points. Excluding the acquisition of TPN, cost of revenue as a percent of net revenue was down 29 basis points year-over-year. This leverage was primarily driven by efficiencies at the company's customer service call centers.

Selling, general and administrative (SG&A) expense
SG&A expense is comprised primarily of wages and benefits, contract labor costs, network communications, systems maintenance and equipment costs and other costs, which include legal, foreign currency transaction and hedging costs and other administrative costs.

	Three Months Ended September 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Wages and benefits	$42,125	$40,453	$1,672	4%
Contract labor	4,976	5,119	(143)	(3)%
Network communications, systems maintenance and equipment	7,477	6,895	582	8%
Other	16,232	15,144	1,088	7%
Total SG&A	$70,810	$67,611	$3,199	5%
% of net revenue	28.0%	30.6%

SG&A expense as a percent of net revenue for the third quarter 2014 decreased 263 basis points, due to a larger percentage of development costs that were capitalizeable in the quarter, lower legal fees and continued focus on actively managing the cost structure.

Marketing expense
Marketing expense is comprised primarily of online marketing costs, such as search engine marketing and travel research; offline marketing costs, such as television, radio and print advertising; and commissions to affiliates.

	Three Months Ended September 30,		$	%
	2014	2013	Change	Change
	(in thousands)
Marketing expense	$92,406	$73,511	$18,895	26%
% of net revenue	36.5%	33.3%

Marketing expense as a percent of net revenue for the third quarter 2014 increased 323 basis points due to increased marketing spend associated with the launch of the ebookers Bonus+ loyalty program, growth in the private label business and investment across our consumer businesses.

Interest Expense
Net interest expense decreased $4.0 million in the third quarter 2014 compared with the third quarter 2013. This was due to a combination of a lower weighted average interest rate on the company’s debt, lower letter of credit fees and a gain on the company's interest rate swaps in the current period compared with a loss in the prior year period. For the third quarter 2014, the weighted average interest rate of the company's debt was 97 basis points lower than the third quarter 2013, resulting in lower year-over-year interest expense of $1.1 million.

At September 30, 2014, the company was in compliance with all financial covenants in its credit agreement.

Cash Flow and Liquidity
Operating cash flow was $191.8 million for the nine months ended September 30, 2014, up 8 percent from the same period a year ago.

At September 30, 2014, available liquidity was $330 million, which was composed of cash and cash equivalents of $250 million and $80 million available on the revolving credit facility.

Operational Highlights

Consumer Brands

•
In August 2014, ebookers launched its rewards program, Bonus+, which is available to consumers across ebookers’ 12 points of sale. The ebookers Bonus+ program gives travelers an opportunity to earn Bonus+ currency when booking hotels, flights and vacation packages on ebookers and then redeem them instantly on tens of thousands of hotels around the world, with no blackout dates and no minimum redemption hurdles.

•	During the third quarter 2014, 33 percent of standalone hotel bookings were made via mobile devices across the company's global consumer brand portfolio, up from 27 percent in the third quarter 2013.

•
In September 2014, Orbitz.com was named winner of the Outstanding Technology Development Award in the Illinois Technology Association’s 15th annual awards competition. The award recognized a company or organization that developed a technology tool, process or service that made a substantial improvement on business metrics and specifically recognized Orbitz.com for the integration of the Orbitz Rewards loyalty program into the Orbitz.com mobile app.

Orbitz Partner Network

•
In November 2014, Orbitz Partner Network signed an agreement with Bank of America that will enable Orbitz Partner Network to provide a variety of services to one of the largest banks in the world. As the cornerstone of the relationship, Orbitz Partner Network expects to power the travel rewards program of Bank of America with its proprietary technology to enable bank customers to use cash as well as their rewards points to make air, hotel and car bookings. Orbitz Partner Network expects to begin powering the Bank of America site in the first half of 2015.

•
In October 2014, Orbitz Partner Network signed a multi-year agreement with Hyatt Hotels to power dynamic packaging on the hotel brand's vacation package website, HyattTravel.com. Orbitz Worldwide will package Hyatt-branded hotels with air and car travel products and services that will be available to Hyatt customers through a customized site hosted on Orbitz Worldwide's private label platform.

•
In September 2014, Orbitz Partner Network launched an exclusive multi-year partnership with RIU Hotels & Resorts to power dynamic vacation package bookings on the hotel brand's website, riu.com, which offers vacation packages to RIU's properties in Mexico, Central America and the Caribbean. The partnership enables RIU to leverage Orbitz Partner Network's leading technology platform to provide vacation package capabilities on a highly customized private label site.

Orbitz for Business

•	Orbitz for Business entered into an agreement with Concur to enable OFB customers to directly connect with Concur's expense solution via Concur's Triplink platform.

Orbitz Partner Services Group

•
During the third quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with a number of hotel operators including Dorchester Collection, HMH International, Jetwing Hotels, La Quinta Holdings and Les Hotels Nouvelle France Group.

•
During the third quarter 2014, Orbitz Worldwide signed marketing and promotion agreements with a number of airlines including American Airlines, Egypt Air, Peruvian Airlines, Precision Air and TAME Ecuador.

•
During the third quarter 2014, Orbitz Worldwide signed partner marketing contracts with a number of destination marketing organizations including the European Travel Commission, Greater Fort Lauderdale CVB, Illinois Tourism, Montana Tourism, New Orleans CVB, Ponte Vedra and The Beaches CVB, Savannah Area CVB, Tennessee Department of Tourist Development, Tourism Fiji and Tourism New Zealand.

Outlook

For the full year 2014, the company expects:

•	Net revenue growth between 9 and 10 percent year-over-year; and

•	Adjusted EBITDA growth between 8 and 10 percent year-over-year.

For the full year 2015, the company expects:

•	Net revenue growth in the mid single digits year-over-year; and

•	Adjusted EBITDA growth in the mid to high single digits year-over-year.

This outlook assumes foreign exchange rates as of October 31, 2014.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its third quarter 2014 results at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, November 6, 2014. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at investors.orbitz.com. An archive of the webcast and a transcript will also be available on the website for at least 30 days.

About Orbitz Worldwide

Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (orbitz.com), ebookers (ebookers.com), HotelClub (hotelclub.com) and CheapTickets (cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

Forward-Looking Statements

This release and its attachments may contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, the company's expected financial performance and its strategic operational plans. The results presented are unaudited. The company's actual results and the effects of future plans, strategies or events could differ materially from those expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed or implied by the forward-looking statements in this release and its attachments include, but are not limited to, the company's ability to effectively compete in the travel industry; trends, declines, or disruptions affecting the travel industry or the level of travel activity, particularly air travel; the termination of any major supplier's participation on the company's websites; the company's ability to renegotiate supplier agreements on acceptable terms; change in airline distribution economics; the company's ability to maintain and protect its information technology and intellectual property; the outcome of pending litigation; system-related failures, interruptions, or security breaches; risks related to the company's level of indebtedness; risks associated with doing business in multiple currencies and international markets; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the company's filings with the Securities and Exchange Commission ("SEC"), which are available on the SEC's website at www.sec.gov or the company's Investor Relations website at investors.orbitz.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this release. All information in this release and its attachments is as of November 6, 2014, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement.

About Non-GAAP Financial Measures

This release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this release is contained in Appendix A attached to this release.

Media Contact:             Investor Contact:
Chris Chiames             Brian Wolf
+1 312 894 6890             +1 312 260 8301
chris.chiames@orbitz.com        owwIR@orbitz.com

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,			Nine months ended September 30,
	2014	2013		2014	2013

Net revenue	$253,135	$220,919		$711,443	$649,577
Cost and expenses:
Cost of revenue	49,630	39,151		140,013	119,733
Selling, general and administrative	70,810	67,611		209,070	209,276
Marketing	92,406	73,511		258,788	229,147
Depreciation and amortization	14,664	13,118		43,544	41,499
Impairment of property and equipment	—	59		—	2,636
Total operating expenses	227,510	193,450		651,415	602,291
Operating income	25,625	27,469		60,028	47,286
Other expense:
Net interest expense	(7,960)	(11,961)		(26,132)	(34,224)
Other expense	(1)	(8)		(2,237)	(18,100)
Total other expense	(7,961)	(11,969)		(28,369)	(52,324)
Income/(loss) before income taxes	17,664	15,500		31,659	(5,038)
Provision/(benefit) for income taxes	8,627	2,518	2,518	21,675	(164,781)
Net income	$9,037	$12,982		$9,984	$159,743

Net income per share - basic:
Net income per share	$0.08	$0.12		$0.09	$1.49
Weighted-average shares outstanding	111,034,925	108,993,525		110,287,532	107,516,142

Net income per share - diluted:
Net income per share	$0.08	$0.11		$0.09	$1.41
Weighted-average shares outstanding	115,109,023	115,657,206		114,380,784	113,343,038

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$250,115	$117,385
Accounts receivable (net of allowance for doubtful accounts of $1,522 and $1,186, respectively)	124,256	82,599
Prepaid expenses	12,524	17,113
Due from Travelport, net	16,509	12,343
Other current assets	20,782	13,862
Total current assets	424,186	243,302
Property and equipment (net of accumulated depreciation of $374,003 and $334,720, respectively)	114,807	116,145
Goodwill	345,388	345,388
Trademarks and trade names	90,240	90,398
Other intangible assets, net	6,289	89
Deferred income taxes, non-current	140,858	160,637
Restricted cash	103,227	118,761
Other non-current assets	39,737	32,966
Total Assets	$1,264,732	$1,107,686

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,552	$16,432
Accrued merchant payable	432,023	337,308
Accrued expenses	175,545	145,778
Deferred income	52,171	40,616
Term loan, current	32,225	13,500
Other current liabilities	2,408	4,324
Total current liabilities	720,924	557,958
Term loan, non-current	416,650	429,750
Tax sharing liability	57,414	61,518
Other non-current liabilities	14,999	16,738
Total Liabilities	1,209,987	1,065,964
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 110,458,498 and 108,397,627 shares issued, respectively	1,104	1,084
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,057,938	1,055,213
Accumulated deficit	(1,007,555)	(1,017,539)
Accumulated other comprehensive income	3,310	3,016
Total Shareholders’ Equity	54,745	41,722
Total Liabilities and Shareholders’ Equity	$1,264,732	$1,107,686

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Operating activities:
Net income	$9,984	$159,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,544	41,499
Impairment of property and equipment	—	2,636
Amortization of unfavorable contract liability	(312)	(2,685)
Non-cash net interest expense	8,199	11,225
Deferred income taxes	19,610	(165,403)
Stock compensation	9,503	10,059
Changes in assets and liabilities:
Accounts receivable	(43,553)	(12,806)
Due from Travelport, net	(4,190)	(9,744)
Accounts payable, accrued expenses and other current liabilities	38,058	23,499
Accrued merchant payable	98,610	97,152
Deferred income	11,892	11,930
Other	469	11,021
Net cash provided by operating activities	191,814	178,126

Investing activities:
Property and equipment additions	(37,688)	(29,550)
Acquisitions, net of cash acquired	(10,000)	—
Changes in restricted cash	13,285	(91,198)
Net cash used in investing activities	(34,403)	(120,748)

Financing activities:
Payments on and retirement of term loans	(444,375)	(893,405)
Issuance of long-term debt, net of issuance costs	443,256	877,718
Employee tax withholdings related to net share settlements of equity-based awards	(7,099)	(6,282)
Proceeds from exercise of employee stock options	342	6,991
Payments on tax sharing liability	(10,032)	(13,791)
Net cash used in financing activities	(17,908)	(28,769)

Effects of changes in exchange rates on cash and cash equivalents	(6,773)	1,488
Net increase in cash and cash equivalents	132,730	30,097
Cash and cash equivalents at beginning of period	117,385	130,262
Cash and cash equivalents at end of period	$250,115	$160,359

Supplemental disclosure of cash flow information:
Income tax payments, net	$2,764	$1,142
Cash interest payments	$18,202	$23,410
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,750	$4,380

Appendix A: Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA is a performance measure used by management that is defined as net income or net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain non-cash and unusual or non-recurring items as described below. Orbitz Worldwide uses and believes investors and other external users of the company's financial statements benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating its operating performance because:

•
These measures provide greater insight into management decision making at Orbitz Worldwide as they are among the primary metrics by which management evaluates the operating performance of the company's business. Management believes that when viewed with GAAP results and the accompanying reconciliation, EBITDA and Adjusted EBITDA provide additional information that is useful for management and other external users to gain an understanding of the factors and trends affecting the ongoing cash earnings capability of the company's business, from which capital investments are made and debt is serviced. These supplemental measures are used by management and the board of directors to evaluate the company's actual results against management's expectations.

•
EBITDA measures performance apart from items such as interest expense, income taxes and depreciation and amortization. Management believes that the exclusion of interest expense is necessary to evaluate the cash earnings capability of the business. The company generally only funds working capital requirements with funds borrowed under its revolving credit facility, if at all, in the fourth quarter of the year when its cash balances are typically the lowest. As a result, nearly all of the company's interest expense is not incurred to fund its operating activities. In addition, excluding interest expense from the company's non-GAAP measures is consistent with the company's intent to disclose the ongoing cash earnings capability of the business, from which capital investments are made and debt is serviced. Management believes that the exclusion of non-cash depreciation and amortization is also necessary to evaluate the cash earnings capability of the business. Management believes that the review of its non-GAAP measures in conjunction with other GAAP metrics, such as capital expenditures, is more useful in understanding the company's business than the inclusion of depreciation and amortization expense in the non-GAAP measures used by management, since depreciation and amortization expense has historically fluctuated as a result of purchase accounting and this expense involves management judgment (e.g. estimated useful lives).

•
Adjusted EBITDA corresponds more closely to the ongoing cash earnings capability of the company's business, by excluding the items described above and items such as litigation settlements that are not driven by core operating results, certain other non-cash items, such as goodwill and intangible asset impairment charges and stock-based compensation, and other unusual and non-recurring items, such as restructuring charges.

EBITDA and Adjusted EBITDA, as presented for the three and nine months ended September 30, 2014 and 2013, are not defined under GAAP and do not purport to be an alternative to net income or net loss as a measure of operating performance. EBITDA and Adjusted EBITDA have certain limitations in that they do not take into account the impact of certain expenses to the company's income statement, such as stock-based compensation, goodwill and intangible asset impairment charges and certain one-time items, if applicable. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

The following table provides a reconciliation of net income to EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$9,037	$12,982	$9,984	$159,743
Net interest expense	7,960	11,961	26,132	34,224
Provision/(benefit) for income taxes	8,627	2,518	21,675	(164,781)
Depreciation and amortization	14,664	13,118	43,544	41,499
EBITDA	$40,288	$40,579	$101,335	$70,685

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
EBITDA	$40,288	$40,579	$101,335	$70,685
Impairment of property and equipment (a)	—	59	—	2,636
Loss on extinguishment of debt	—	—	2,236	18,089
Stock-based compensation expense	2,700	3,185	9,503	10,060
Restructuring (b)	—	(68)	—	3,681
Acquisition-related integration costs (c)	512	—	2,742	—
Secondary stock offering costs (d)	250	—	1,067	—
Tax sharing liability rate adjustment (e)	2,542	—	2,542	—
Litigation settlements and other (f)	495	1,304	843	4,436
Adjusted EBITDA	$46,787	$45,059	$120,268	$109,587

(a)	Represents impairment of property and equipment in connection with the company's decision to exit certain businesses in 2013.

(b)	Represents one-time costs associated with targeted cost actions the company undertook in the first quarter 2013.

(c)	Represents one-time acquisition integration costs incurred in connection with the purchase of the Travelocity Partner Network assets in the first quarter 2014.

(d)	Represents charges related to secondary stock offering by an affiliate of Travelport Limited.

(e)	Represents a rate adjustment to the tax sharing liability with the company's founding airlines.
(f) Represents charges related to certain legal proceedings and other non-recurring professional fees.

Gross Bookings and Net Revenue, at Constant Currency
The company's reporting currency is the U.S. dollar. As a result, reported financial results are impacted by the strength or weakness of the U.S. dollar relative to the currencies of the international markets in which the company operates, particularly the pound sterling, Euro, Swiss franc and Australian dollar. Management evaluates the company's operating performance with and without the impact of changes in foreign exchange rates because it believes excluding the impact of foreign exchange rates provides a more comparable view of the company's operating performance across periods. Management believes that when viewed with GAAP results and the accompanying reconciliation, management and other external users are better able to gain an understanding of the factors and trends affecting operating performance. The following table adjusts gross bookings and net revenue for foreign currency impacts across the relevant periods:

	Three Months Ended September 30,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2014 Reported Gross Bookings	$2,537,514	$612,280	$3,149,794

Q3, 2013 Reported Gross Bookings	$2,210,466	$560,927	$2,771,393
Impact of Foreign Exchange Rates		11,522	11,522
Q3, 2013 Gross Bookings at Constant Currency	$2,210,466	$572,449	$2,782,915

Reported Gross Bookings Growth	15%	9%	14%
Gross Bookings Growth at Constant Currency	15%	7%	13%

Net Revenue
Q3, 2014 Reported Net Revenue	$187,480	$65,655	$253,135

Q3, 2013 Reported Net Revenue	$159,718	$61,201	$220,919
Impact of Foreign Exchange Rates	—	1,120	1,120
Q3, 2013 Net Revenue at Constant Currency	$159,718	$62,321	$222,039

Reported Net Revenue Growth	17%	7%	15%
Net Revenue Growth at Constant Currency	17%	5%	14%

	Nine Months Ended September 30,
(in thousands)	Domestic	International	Total Orbitz Worldwide

Gross Bookings
Q3, 2014 Reported Gross Bookings	$7,744,849	$1,945,157	$9,690,006

Q3, 2013 Reported Gross Bookings	$7,115,362	$1,843,500	$8,958,862
Impact of Foreign Exchange Rates	—	56,757	56,757
Q3, 2013 Gross Bookings at Constant Currency	$7,115,362	$1,900,257	$9,015,619

Reported Gross Bookings Growth	9%	6%	8%
Gross Bookings Growth at Constant Currency	9%	2%	7%

Net Revenue
Q3, 2014 Reported Net Revenue	$524,388	$187,055	$711,443

Q3, 2013 Reported Net Revenue	$474,489	$175,088	$649,577
Impact of Foreign Exchange Rates	—	3,883	3,883
Q3, 2013 Net Revenue at Constant Currency	$474,489	$178,971	$653,460

Reported Net Revenue Growth	11%	7%	10%
Net Revenue Growth at Constant Currency	11%	5%	9%

Appendix B: Trended Operating Metrics

	2012				2013				2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Gross Bookings (in thousands)
Domestic	$2,492,564	$2,399,412	$2,087,798	$1,968,503	$2,424,956	$2,479,941	$2,210,466	$1,970,655	$2,477,810	$2,729,525	$2,537,514
International	650,467	570,777	562,698	505,259	677,625	604,947	560,927	508,553	704,704	628,173	612,280
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794

Standalone Air	$2,202,538	$2,155,649	$1,821,937	$1,719,165	$2,027,713	$2,077,471	$1,790,232	$1,621,560	$1,953,324	$2,164,643	$1,969,569
Non-air	940,493	814,540	828,559	754,597	1,074,868	1,007,417	981,161	857,648	1,229,190	1,193,055	1,180,225
Total	$3,143,031	$2,970,189	$2,650,496	$2,473,762	$3,102,581	$3,084,888	$2,771,393	$2,479,208	$3,182,514	$3,357,698	$3,149,794
Year-over-Year Gross Bookings Growth
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%	15%
International	9%	(2)%	(6)%	9%	4%	6%	—%	1%	4%	4%	9%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%	14%

Standalone Air	4%	(2)%	(10)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	4%	10%
Non-air	10%	2%	1%	13%	14%	24%	18%	14%	14%	18%	20%
Total	6%	(1)%	(7)%	(2)%	(1)%	4%	5%	—%	3%	9%	14%

At Constant Currency
Domestic	5%	(1)%	(7)%	(4)%	(3)%	3%	6%	—%	2%	10%	15%
International	10%	6%	2%	11%	4%	6%	(1)%	(1)%	2%	(1)%	7%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%	13%

Standalone Air	4%	(1)%	(9)%	(7)%	(8)%	(4)%	(2)%	(6)%	(4)%	3%	10%
Non-air	10%	4%	3%	13%	14%	24%	19%	14%	14%	18%	20%
Total	6%	1%	(5)%	(2)%	(1)%	4%	4%	—%	2%	8%	13%

Net Revenue (in thousands)
Domestic	$137,343	$145,073	$142,297	$137,378	$150,206	$164,565	$159,718	$142,634	$154,609	$182,299	$187,480
International	52,436	55,904	56,006	52,359	52,654	61,233	61,201	54,792	55,646	65,754	65,655
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135

Standalone Air	$72,244	$67,313	$61,917	$60,064	$69,251	$67,464	$59,455	$53,528	$70,228	$71,004	$62,765
Non-air transactional	105,872	118,239	121,900	112,540	120,304	142,719	147,536	127,221	125,366	161,784	175,838
Non-transactional	11,663	15,425	14,486	17,133	13,305	15,615	13,928	16,677	14,661	15,265	14,532
Total	$189,779	$200,977	$198,303	$189,737	$202,860	$225,798	$220,919	$197,426	$210,255	$248,053	$253,135

International as a % of Total Net Revenue	28%	28%	28%	28%	26%	27%	28%	28%	26%	27%	26%
Year-over-Year Net Revenue Growth
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%	17%
International	4%	(7)%	(8)%	8%	0%	10%	9%	5%	6%	7%	7%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%	15%

Standalone Air	0%	(3)%	(3)%	1%	(4)%	—%	(4)%	(11)%	1%	5%	6%
Non-air transactional	7%	0%	(2)%	9%	14%	21%	21%	13%	4%	13%	19%
Non-transactional	(16)%	6%	(1)%	21%	14%	1%	(4)%	(3)%	10%	(2)%	4%
Total	3%	0%	(2)%	7%	7%	12%	11%	4%	4%	10%	15%

At Constant Currency
Domestic	2%	2%	0%	7%	9%	13%	12%	4%	3%	11%	17%
International	4%	1%	0%	9%	1%	10%	9%	4%	5%	3%	5%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%	14%

Standalone Air	0%	(1)%	0%	2%	(4)%	—%	(6)%	(12)%	—%	3%	5%
Non-air transactional	7%	2%	0%	9%	14%	21%	22%	14%	5%	13%	19%
Non-transactional	(16)%	7%	0%	22%	14%	2%	(3)%	(3)%	10%	(3)%	4%
Total	3%	2%	0%	7%	7%	12%	11%	4%	3%	9%	14%

Orbitz Worldwide Transaction Growth	1%	(4)%	(7)%	(4)%	(4)%	1%	(1)%	(2)%	(1)%	7%	14%

Orbitz Worldwide Hotel Room Night Growth	3%	3%	0%	7%	14%	20%	22%	15%	12%	20%	19%